Exhibit 10.1

ACCELERON PHARMA INC.

SHORT-TERM INCENTIVE COMPENSATION PLAN

This Short-Term Incentive Compensation Plan (the “Plan”) has been established to advance the interests of Acceleron Pharma Inc. (the “Company”) by providing for the grant of short-term incentive compensation awards to eligible employees of the Company and its subsidiaries. The Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), to the extent applicable.

I. ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). In the case of any Award (as defined in Section III below) intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), the “Committee” for purposes of the Plan will consist of a subcommittee consisting solely of those Committee members who are “outside directors” as so defined (and where applicable, references in the Plan to the Committee shall be deemed to be references to such subcommittee) and (ii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Committee” shall be deemed to refer to the person or persons to whom such authority has been delegated.

The Committee shall have the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary to administer the Plan.  Any interpretation or decision by the Committee with respect to the Plan or any Award will be final and conclusive as to all parties.

II. ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its subsidiaries shall be eligible to participate in the Plan.  The Committee will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Committee may determine (each such period, a “Performance Period”).  A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award.  By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Award and the Plan.  For each Award, the Committee shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m).

IV. PERFORMANCE CRITERIA

As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award.  A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole.  For Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; cash reserves; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings;  manufacturing or process development; or achievement of clinical trial or research objectives, regulatory or other filings or approvals or other product development milestones.  Provided that the Committee has specified at least one Performance Criterion under this Section IV intended to qualify the Award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted in this Section IV) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of a Section 162(m) Award, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Awards other than Section 162(m) Awards, the Committee may provide that such Award, and any related Performance Criterion or Criteria, will be adjusted in any manner prescribed by the Committee in its sole discretion.

V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results.  The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under a Section 162(m) Award unless the Performance Criterion or Criteria applicable to the payment of such amount have been certified as having been satisfied as set forth above.  The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award.  The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.  In each case the Committee’s discretionary determination, which may affect different Awards differently, will be binding on all parties.

VI. PAYMENT UNDER AWARDS

Except as otherwise determined by the Committee or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, no later than March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Committee may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”).  Except as provided otherwise by the Committee, an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment.  Any deferrals with respect to a Section 162(m) Award will be subject to adjustment for notional interest or other notional earnings in a manner consistent with (as determined by the Committee) the requirements of Section 162(m).  Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

VII. PAYMENT LIMITS

The maximum amount payable to any Participant in any fiscal year of the Company under Section 162(m) Awards will be $2,000,000, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, shall be applied without regard to such deferral.

VIII. TAX WITHHOLDING

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX. AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Section 162(m) Awards, no amendment for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m).  The Committee may at any time terminate the Plan.

X. MISCELLANEOUS

Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case to the extent provided by the Committee in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Committee may recover Awards and payments under any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X at such time and in such manner as the Committee shall determine in its sole discretion, consistent with applicable law.

No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its affiliates for that Performance Period or for any other period.  The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.

Section 162(m) Awards under the Plan shall be construed and administered in a manner consistent with the exemption of Award payments as exempt performance-based compensation under Section 162(m). Subject to the foregoing, the Committee shall have complete discretion to construe the Plan and all matters arising under the Plan.

The Plan shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan shall be effective for Performance Periods beginning on or after January 1, 2017 (to the extent the material terms hereof have been approved by the Company’s shareholders prior to such date).

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